EX. 10.05
SCRIPPS EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL PLAN
(Effective as of February 25, 2020)

1.    Establishment and Purpose of Plan. As of the Effective Date (as defined below), The E.W. Scripps Company established the Scripps Executive Severance and Change in Control Plan. The Plan is designed to provide severance protection to certain employees of the Company and its Subsidiaries who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management. The benefits provided under this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Section 3. The Plan supersedes and replaces The E.W. Scripps Company Executive Severance Plan and the Scripps Senior Executive Change in Control Plan with respect to all Participants, effective as of the Effective Date.

2.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Rights” has the meaning given that term in Section 4(a) hereof.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Termination Date, and if the Termination Date occurs during a Change in Control Protection Period, prior to any reduction that would qualify as a Good Reason termination event.

“Cause” means: (a) the continued failure of the Participant to perform his or her duties with the Company or any of its Subsidiaries (other than any such failure resulting from any medically determined physical or mental impairment), that is not cured by the Participant within 20 calendar days after a written demand for performance is delivered to the Participant by the Company that specifically identifies the manner in which the Company believes that the Participant has not performed his or her duties; (b) the engaging by the Participant in misconduct that is detrimental to the financial condition or business reputation of the Company or any of its Subsidiaries, including due to any adverse publicity; (c) the Participant’s commission of, or indictment for or otherwise being formally charged with any crime involving dishonesty or for any felony; (d) the Participant’s unauthorized disclosure of the Company’s confidential information; or (e) the Participant’s breach of a material provision of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Code of Conduct. Notwithstanding the foregoing, during a Change in Control Protection Period, “Cause” shall mean (x) commission by the Participant of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any Subsidiary; (y) the willful failure of the Participant to perform his or her duties of employment, if such failure has not been cured in all material respects within 20 business days after the Company gives notice thereof; or (z) the Participant’s breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within 20 business days after the Company gives notice thereof.

“Change in Control” means (a) any Person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” within the meaning of Section 13(d) of the Exchange Act) becomes a Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding common voting shares, $.01 par value, of the Company (or shares of capital stock of the Company with comparable or unlimited voting rights), excluding, however, any person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”); (b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (c) assets of the Company accounting for 90% or more of the Company’s revenues are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

“Change in Control Protection Period” means the period beginning upon the occurrence of a Change in Control through and until the second anniversary of the occurrence of such Change in Control.

“COBRA” has the meaning given that term in Section 4(b)(iv) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means The E.W. Scripps Company and any successor to its business or assets, by operation of law or otherwise.

“Disability” shall be defined by reference to the Company employee long-term disability plan covering the Participant.

“Effective Date” means February [•], 2020.

“Employee” means a full-time salaried employee of the Company or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence of any of the following events during a Change in Control Protection Period, without the Participant’s consent: (a) a material diminution in the Participant’s Annual Base Salary or Target Annual Incentive below the amount of Annual Base Salary or Target Annual Incentive in effect immediately prior to such Change in Control; (b) a material diminution in the Participant’s authority, duties, or responsibilities as compared to his or her authority, duties, or responsibilities immediately prior to such Change in Control; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report; (d) a material diminution in the budget over which the Participant retains authority as compared to the budget over which he or she had authority immediately prior to such Change in Control; (e) a material change in geographic location at which the Participant is principally employed as compared to the geographic location immediately prior to such Change in Control; or (f) the Company’s material breach of this Plan or any material term, provision or condition of employment of the Participant, unless the Participant’s employment is terminated for Cause within the applicable cure period set forth below. A termination of the Participant’s employment shall not be deemed to be for Good Reason unless (x) the Participant gives written notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after becoming aware of the initial occurrence or existence of such event or condition, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, should the Company fail to reasonably cure such event or condition, the Participant must terminate his employment within 90 calendar days after becoming aware of the initial occurrence or existence of the event or condition constituting Good Reason for such termination to be “Good Reason” hereunder.

“Participant” means an Employee who meets the eligibility requirements of Section 3 hereof.

“Plan” means the Scripps Executive Severance and Change in Control Plan as set forth herein and as from time to time in effect.

“Pro-Rated Annual Incentive” has the meaning given that term in Section 4(b) hereof.

“Qualified Termination” means any termination of a Participant’s employment: (a) at any time by the Company without Cause (and not as a result of the Participant’s Disability or death); or (b) solely during the Change in Control Protection Period, by the Participant for Good Reason.
“Release” has the meaning given that term in Section 5 hereof.

“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

“Separation from Service” means a Participant’s separation from service from the Company and its Subsidiaries within the meaning of Section 409A.

“Severance Multiple” means, with respect to a Participant, the severance multiple established by the Committee and communicated to the Participant by the Company. The Committee shall establish two different Severance Multiples for each Participant, so that one Severance Multiple applies to the Participant’s Qualified Termination other than during a Change in Control Protection Period, and the other one applies to a Qualified Termination that occurs during a Change in Control Protection Period.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company owns, directly or indirectly, an equity interest of fifty percent or more.

“Target Annual Incentive” means the amount of cash compensation that would be payable to the Participant under the annual incentive plan applicable to the Participant for the performance period during which the Termination Date occurs, computed assuming that the “target” level of performance has been achieved, and if the Termination Date occurs during a Change in Control Protection Period, prior to any reduction that would qualify as a Good Reason termination event.

“Termination Date” means the date on which a Participant has a Separation from Service.

3.     Eligibility.

(a)    Participation. Each person who is an Employee and who is designated by the Committee to be a Participant in this Plan shall be a Participant commencing on the date established by the Committee. In lieu of expressly designating Employees for participation in the Plan, the Committee may establish eligibility criteria providing for participation of all Employees who satisfy such criteria. Notwithstanding the foregoing, an Employee who is subject to an employment agreement with the Company or a Subsidiary shall not be eligible to participate in the Plan.

(b)    Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (i) he or she ceases to be an Employee, unless such Participant is then entitled to a severance payment as provided in Section 4 hereof, (ii) the Committee designates a Participant to be ineligible to continue to participate in this Plan as a result of a change in the Participant’s job title or duties, or for any other reason, in accordance with Section 15 hereof, or (iii) the Plan terminates in accordance with Section 15 hereof. Notwithstanding the foregoing, a Participant entitled to a severance payment under Section 4 shall remain a Participant in this Plan until the full amount of the severance payment has been paid to the Participant.

(c)     Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will reduce or eliminate the right of the Company and its Subsidiaries to terminate a Participant’s employment at any time for any reason or the right of a Participant to resign at any time for any reason.

4.     Termination of Employment.

(a)     Termination by the Company for Cause; Voluntary Resignation by the Participant. If a Participant’s employment is terminated either (x) by the Company or its Subsidiaries for Cause at any time or (y) other than during a Change in Control Protection Period, by resignation of the Participant for any reason or no reason, or (z) during a Change in Control Protection Period, by resignation of the Participant without Good Reason, the Participant will not be entitled to any compensation or benefits under the Plan other than the sum of (i) the portion of the Participant’s base salary earned through the Termination Date, to the extent not theretofore paid; (ii) the amount of any incentive compensation under the annual incentive plan applicable to the Participant that has been earned by the Participant for a completed performance period preceding the Termination Date, but has not yet been paid to the Participant; and (iii) any accrued paid-time off to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Accrued Rights”). The Accrued Rights will be paid to the Participant in a single lump sum within 30 calendar days after the Participant’s Termination Date (but in no event later than March 15 of the calendar year immediately following the year in which the amounts are earned), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(b)     Qualified Termination Other Than During a Change in Control Protection Period. If a Participant incurs a Qualified Termination other than during a Change in Control Protection Period, then the Participant will be entitled to receive the following payments:
(i)    Accrued Rights. The Accrued Rights, payable in a single lump sum within 30 calendar days after the Participant’s Termination Date (but in no event later than March 15 of the calendar year immediately following the year in which the amounts are earned).

(ii)    Pro-Rated Annual Incentive. If and only if the Termination Date occurs after the first 45 calendar days of a performance period, a lump sum payment equal to the annual incentive that would have been payable under the annual incentive plan covering the Participant for that performance period, based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated executives who did not terminate employment), pro-rated for the portion of the performance period through the Termination Date (the “Pro-Rated Annual Incentive”). Such payment shall be made at the same time that payments are made to other participants in the annual incentive plan for that performance period and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the performance period during which the Termination Date occurs.

(iii)    Severance Payment. Subject to Section 5 hereof, a lump sum payment equal to the product of (A) the sum of the Participant’s Annual Base Salary and Target Annual Incentive, multiplied by (B) the Participant’s Severance Multiple applicable to a Qualified Termination that occurs other than during a Change in Control Protection Period, payable within

20 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(iv)    Health Care Coverage. Subject to Section 5 hereof, an amount equal to the product of (A) twelve, multiplied by (B) the monthly cost payable by the Participant, as measured as of his or her Termination Date, to obtain coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Participant and, if applicable, his or her spouse and eligible dependents under the Company’s employee group health plan at the level in effect on such Termination Date. Such amount shall be payable in a single lump sum within 20 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. Such amount shall be payable whether or not the Participant and his or her spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA.

(v)    Equity Awards. Subject to Section 5 hereof, all outstanding and unvested equity awards of the Company granted to the Participant shall become immediately vested and exercisable; provided that, any such awards with respect to which the number of shares underlying the award depends upon performance shall vest as if the Participant had remained employed for the entire applicable performance period, determined based upon actual performance during the entire performance period, and shall become payable at the same time that the applicable awards are payable to other active-employee participants for that performance period. In addition, and subject to Section 5 hereof, all outstanding and vested Company stock options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable for the full duration of their term.

(c)    Death or Disability. In the event of the termination of a Participant’s employment with the Company and its Subsidiaries at any time (including during the Change in Control Protection Period) as a result of death or Disability, the Participant will be entitled to receive the following payments:

(i)    Accrued Rights. The Accrued Rights, payable in a single lump sum within 60 calendar days after the Participant’s Termination Date (but in no event later than March 15 of the calendar year immediately following the year in which the amounts are earned).

(ii)    Pro-Rated Annual Incentive. If and only if the Termination Date occurs after the first 45 calendar days of a performance period, a Pro-Rated Annual Incentive for that performance period, payable at the same time that payments are made to other participants in the annual incentive plan covering the participant for the performance period in which the Termination Date occurs. Such payment shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the annual incentive plan covering the Participant for the performance period during which the Termination Date occurs.

(iii)    Annual Base Salary. Subject to Section 5 hereof, a lump sum payment equal to the Participant’s Annual Base Salary, payable in a single lump sum within 60 calendar days after the Participant’s Termination Date (which payment shall serve as an offset to any salary continuation benefits provided under the applicable Company employee long-term disability plan to the extent provided in that plan).

(d)    Qualified Termination During a Change in Control Protection Period. If a Participant incurs a Qualified Termination during a Change in Control Protection Period, then, subject to Section 5 hereof, the Participant will be entitled to receive the following payments:
(i)    Severance. The Company shall pay or provide, or cause to be paid or provided, to the Participant the payments and benefits set forth in Section 4(b) above, provided that (A) the Severance Multiple referenced in Section 4(b)(iii)(B) of the Plan shall mean the Severance Multiple applicable to the Participant in the event a Qualified Termination occurs during a Change in Control Protection Period; (B) the Pro-Rated Annual Incentive shall be calculated assuming that “target” performance had been achieved for each performance goal, rather than based on actual performance results; and (C) unless the provisions of Section 4(b)(v) hereof provide a greater benefit to the Participant (in which case those provisions shall control), the vesting of equity awards shall be governed by the terms of the applicable Company equity plan and award agreements in lieu of the treatment provided in Section 4(b)(v).
(ii)    SERP Enhancement. In addition to the payments and benefits set forth in Section 4(b) of the Plan (as modified by Section 4(d)(i) above), the Company shall pay, or cause to be paid, to the Participant an amount equal to the excess, if any, of (A) the actuarial equivalent of the benefit under the Company’s Supplemental Executive Retirement Plan that the Participant would receive under the terms of that plan as in effect on the Change in Control if the Participant’s age (but not his years of service) were increased by the number of years equal to his Severance Multiple that applies to a Qualified Termination that occurs during a Change in Control Protection Period, over (B) the actuarial equivalent of the Participant’s actual benefit under the Supplemental Executive Retirement Plan as of the Termination Date (the “SERP Enhancement”), which amount shall be payable within 20 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. In calculating the SERP Enhancement, the Company shall use actuarial assumptions no less favorable to the Participant than the most favorable of those in effect under the Company’s qualified defined benefit plan applicable to the Participant at any time from the day immediately prior to the Change in Control.
(e)    Section 280G. Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be an excess parachute payment within the meaning of section 280G of the Code (such excess only, an “Excess Payment”), then the Participant shall forfeit the Excess Payments to the extent the after-tax value to the Participant of the Payments as reduced by such forfeiture would be greater than the after-tax value to the Participant of the Payments absent such forfeiture. The forfeiture of Excess Payments, if applicable, shall be applied by: first reducing the cash severance described in Section 4(d)(i)(A) hereof, then to cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), then to cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and then to any other Payments on a pro-

rata basis. All determinations required to be made under this Section 4(e), and the assumptions to be used in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant. In connection with making determinations under this Section 4(e), the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Participant before or after the change in control, including any noncompetition provisions that may apply to the Participant (whether or not set forth in this Plan), and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions. Any determination by the Accounting Firm in good faith shall be binding upon the Company and the Participant. All fees and expenses of the Accounting Firm for services performed pursuant to this Section 4(e) shall be borne solely by the Company.

5.    Release. The compensation and benefits to be provided under Sections 4(b)(iii), 4(b)(iv), 4(b)(v), 4(c)(iii), 4(d)(i) or 4(d)(ii) hereof shall be provided only if the Participant (or, in the case of death or Disability of the Participant, the Participant’s legal representative, if applicable) timely executes and does not timely revoke a release of claims on a form provided by the Company (the “Release”). The Release must be signed by the Participant or his or her legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within 52 days after the Termination Date. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the 52nd day after the Participant’s Termination Date, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Rights and the Pro-Rated Annual Incentive. The Company’s payment obligations and the Participant’s right to any severance benefits under Sections 4(b)(iii), 4(b)(iv), 4(b)(v), 4(c)(iii), 4(d)(i) and 4(d)(ii) hereof shall cease in the event the Participant breaches the Release. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

6.    No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.    Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement. Further, the Participant’s voluntary termination of employment, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Any economic or other benefit to a Participant under this Plan, other than the Accrued Rights, will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Subsidiaries, unless provided otherwise in any such plan.

8.    Administration. The Plan shall be administered by the Committee, which shall be the plan administrator for purposes of ERISA. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. This provision is included in the Plan for the express purpose of giving and granting to the Committee the maximum discretionary authority possible under Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 9 hereof. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

9.    Claims Procedure.

(a)    In General. Any person who thinks that he or she is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 calendar days from the date the claim for benefits was filed. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant, and shall include the following: (i) the specific reason or reasons for any adverse benefit determination; (ii) the specific Plan provisions on which any adverse benefit determination is based; (iii) a description of any further material or information that is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and (iv) an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The Committee shall comply with the additional requirements prescribed by DOL Reg. 2560.503-1 for claims including a determination of Disability.

(b)    Appeal. If the Committee denies a claim for benefits in whole or in part, or the claim is otherwise deemed to have been denied, the claimant or his or her duly authorized representative may submit to the Committee a written request for review of the claim denial within 60 calendar days of the receipt of the notice of adverse benefit determination, which request shall contain the following information: (i) the date on which the claimant’s request was filed with the Committee; provided, however, that the date on which the claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the claimant pursuant to this clause (i); (ii) the specific portions of the adverse benefit determination which the claimant requests the Committee to review; (iii) a statement by the claimant setting forth the basis upon which he or she believes the Committee should reverse the previous adverse benefit determination and accept his or her claim as made; and (iv) any written material (offered as exhibits) which the claimant desires the Committee to examine in its consideration of his or her position as stated pursuant to clause (iii) of this paragraph. The claimant or his or her duly authorized representative may: (x) submit written comments, documents, records and other information relating to the claim for benefits, and (y) review pertinent documents, including, upon request in the manner and form prescribed by the Committee and free of charge, be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(c)    Review. The review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall furnish a written decision on review not later than 60 calendar days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and the Committee shall furnish a written decision on review not later than 120 calendar days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and, in the case of an adverse benefit determination on review, shall include (i) specific reasons for the adverse benefit determination, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (iv) a statement that there is no voluntary appeal procedure offered by the Plan, and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The Committee shall comply with the additional requirements prescribed by DOL Reg. 2560.503-1 for review of claims including a determination of Disability.

10.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Subsidiaries, in any case in accordance with the terms and conditions of the Plan.

11.    Successors.

(a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

(b)    Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section 11. Without limiting the generality of the foregoing, the Participant’s right to receive a benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

13.    Withholding. The Company may deduct and withhold from any amounts payable under the Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

14.    Notice. All notices and other communications provided for in this Plan shall be in writing and shall be given to the other party by hand delivery, by electronic mail, or by private overnight delivery, in each case with proof of receipt, addressed as follows: (i) if to a Participant, at the most recent address in the records of the Company, and (ii) if to the Company, The E. W.

Scripps Company, 28th Floor, 312 Walnut Street, Cincinnati, Ohio, 45202, Attention: General Counsel or Chief Executive Officer. Notice and communications shall be effective when actually received by the addressee.

15.    Amendment and Termination.

(a)    Amendment. The Committee expressly reserves the right, at any time and from time to time, without either the consent of or any prior notification to Participants, to amend, suspend or terminate the Plan, in whole or in part.

(b)    Effect of Amendment or Termination. Notwithstanding the foregoing, (i) no amendment or termination of the Plan shall impair the rights of a Participant who is entitled to a severance payment as provided in Section 4 unless such amendment or termination is agreed to in a writing signed by the Participant (or his or her legal representative) and the Company; and (ii) the Company shall provide written notice to each affected Participant, in accordance with Section 14 hereof, at least ninety (90) calendar days prior to the effectiveness of the termination of the Plan, the removal of an individual as a Participant in the Plan, or any other amendment to the Plan that materially impairs the rights of the Participant under the Plan. Notwithstanding the foregoing, during a Change in Control Protection Period, the Plan shall not be subject to termination, modification or amendment in any respect which materially impairs the rights of the Participants hereunder (including the removal of an individual as a Participant) without the consent of each Participant so affected.
16.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

17.    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

19.    Section 409A. It is intended that the payments provided under Section 4 of this Plan shall be exempt from the application of the requirements of Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. If none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, the payment shall be made on the first business day of the seventh month following the Termination Date. To the extent that the period during which a Participant’s Release must become effective and irrevocable pursuant to Section 5 hereof begins in one calendar year and ends in a second calendar year, any payments subject to Section 409A shall be made or commence, to the extent required to comply with Section 409A, in the second calendar year and after the Participant’s Release has become effective and irrevocable in accordance with its terms. The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

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